UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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JACK IN THE BOX INC.
(Name of Registrant as Specified In Its Charter)

BIGLARI CAPITAL CORP.

THE LION FUND, L.P.

THE LION FUND II, L.P.

BIGLARI HOLDINGS INC.

FIRST GUARD INSURANCE COMPANY

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

BIGLARI REINSURANCE LTD.

BIGLARI INSURANCE GROUP INC.

WESTERN SIZZLIN CORPORATION

STEAK N SHAKE INC.

SARDAR BIGLARI

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Biglari Capital Corp., together with the other participants named herein (collectively, “Biglari”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit proxies to vote AGAINST the election of Chairman David Goebel at the 2026 annual meeting of stockholders (the “Annual Meeting”) of Jack in the Box Inc. (the “Company”), a Delaware corporation.

On February 17, 2026, Biglari issued the following press release:

Biglari Capital Announces Two of Three Leading Proxy Advisory Firms Urge Shareholders to Vote AGAINST Jack in the Box Chairman David Goebel

Glass Lewis Cites “Exceptionally Poor” Performance and “Muted Commitment to Tangible Culpability” in Recommending AGAINST Goebel

Egan-Jones Recommends AGAINST the Election of David Goebel, Stating “Urgent Change at the Board Level Is Warranted”

Glass Lewis and Egan-Jones Analyses Support Biglari Capital’s Thesis

ISS Stands Alone in Defending the Status Quo Despite Catastrophic Value Destruction, a Failed Del Taco Acquisition, and Unaddressed Deep-Rooted Governance Concerns

SAN ANTONIO, Feb. 17, 2026 /PRNewswire/ -- Biglari Capital Corp. (“Biglari Capital”), the largest shareholder of Jack in the Box Inc. (NasdaqGS: JACK), with a 9.86% ownership stake, today issued the following statement regarding the recommendations of leading independent proxy advisory firms Glass Lewis and Egan-Jones and the flawed conclusion reached by Institutional Shareholder Services (“ISS”) in its proxy research report.

Glass Lewis and Egan-Jones Agree: Chairman Goebel Should Not Be Re–Elected

Glass Lewis, one of the world’s leading independent proxy advisory firms, has recommended that shareholders vote AGAINST Chairman David Goebel, explicitly citing “material performance and governance concerns.” Glass Lewis concludes that “opposition to Mr. Goebel’s candidacy represents a reasonably scoped means of communicating clear dissatisfaction with Jack’s deep-set trend line and muted commitment to tangible culpability.”

Glass Lewis went on to note:*

•	“The summary yield here is, in our view, unambiguous. Jack has, under the stewardship of a board marked by several long-serving candidates, broadly and consistently underperformed to the detriment of Jack’s long-term investors.
•	“Jack has, for the avoidance of doubt, persistently and dramatically underperformed during the extended tenures of several sitting directors, a fact on the ground which grates heavily against assertions that the board is committed to accountability and that its longest-serving members are demonstrably crucial to effective oversight. This largely undisputed performance framework, coupled with recent governance changes which seem to have sidestepped easy optic wins, suggests to us that opposition to the status quo may well be a message worth sending at this time.

•	“Given the foregoing considerations, we believe there exists persuasive cause for investors to oppose the candidacy of David Goebel at this time.”

Biglari Capital’s view is simple: We agree with Glass Lewis — David Goebel must be held accountable for his bad decisions and poor judgment. Shareholders cannot afford to have David Goebel serve on the board any longer, as he might cause further damage by relying on his impeccably bad record.

Egan-Jones has recommended shareholders vote AGAINST Chairman David Goebel and directors Guillermo Diaz, Jr., Madeleine Kleiner, Michael Murphy, James Myers, and Vivien Yeung.

Egan-Jones provided multiple reasons for their recommendation, including:*

•	“…severe and sustained shareholder value destruction and continued operational deterioration.”
•	“Over the past two years, Jack in the Box has delivered a –76% total shareholder return…. Egan-Jones believes this performance reflects persistent governance failures, weak strategic execution, and ineffective oversight….”
•	“…debt service coverage ratio below one in each of the last two fiscal years.”
•	“…considering the Company’s sustained underperformance, deteriorating financial and operating results, and lack of a clearly successful strategic direction, we believe urgent change at the Board level is warranted.”
•	“At this critical juncture of implementing the Company’s turnaround plan, meaningful Board refreshment is necessary to strengthen oversight, restore accountability, and urgently support strategic redirection under the leadership of the newly appointed CEO. Similarly, we do not believe that Mr. Goebel is indispensable to the Board as new management executes its strategy. Given his tenure during the Company’s prolonged underperformance, we believe Board refreshment would better support a stronger strategic oversight.”

Egan-Jones’s conclusion reaffirms Biglari Capital’s case against David Goebel.

ISS: Acknowledges Failure, But Still Supports the Same Failed Leadership Without Explaining How It Would Help JACK Shareholders

The contrast between ISS, Glass Lewis, and Egan-Jones could not be more striking. All three firms reviewed the same record of underperformance, the same failed Del Taco acquisition, and the same entrenched governance structure — yet arrived at diametrically opposed conclusions. ISS acknowledges the failure, yet supports the status quo. Glass Lewis and Egan-Jones, by contrast, focus on accountability.

Where Glass Lewis sees a board engaged in “performative contrition” and exhibiting a “muted commitment to tangible culpability,” and Egan-Jones describes the board as exercising “ineffective oversight,” ISS sees a board that has done enough simply by adding directors under activist pressure and promising that the chairman will eventually leave. ISS is, in effect, asking shareholders to support a failed man to fix the mess he created.

Biglari Capital believes shareholders should treat ISS’s stance for what it is: a recommendation that rewards a long-running record of poor results with one more year of protection for a chairman who has presided over 80% value destruction — without a credible explanation of what will be different.

ISS’s Own Words Condemn JACK’s Performance — Yet ISS Still Supports David Goebel

ISS’s own report paints a devastating picture of JACK’s performance under David Goebel’s leadership. Consider the following excerpts directly from the ISS report:*

On TSR: “…the company’s TSR has been negative and underperformed across all measurement periods….”

On Goebel’s tenure: “Performance during Goebel’s tenure has been disappointing….”

On the Del Taco acquisition: “The Del Taco acquisition was not a success for JACK, with the business being sold after only four years for more than $400 million less than the purchase price.”

On financial performance: “All in, this is the financial profile of a company that has faced sustained operational challenges, rising cost burdens, and declining efficiency across key performance measures.”

On governance concerns: “…the dissident has raised credible concerns about board composition and leadership….”

On David Goebel’s performance: During Goebel’s tenure as chair, JACK’s TSR was –68.6%, compared to a peer median of –12.3% and an S&P 600 Restaurants Index return of +66.8%.

Despite acknowledging all of the above, ISS incredibly concludes: “…the dissident has not presented a compelling case for change. Support for all management nominees is warranted.”

This is an astonishing contradiction. ISS documents a record of failure in its own words and yet concludes that the director most responsible for that failure should be retained.

ISS Fails to Address the Key Question: What Will David Goebel Do Differently?

ISS’s analysis conspicuously avoids the central question that shareholders need answered: What will David Goebel do differently in the next one year that he could not do in the past
17 years?

ISS also seemingly fails to articulate any tangible benefit of keeping David Goebel on the board. Instead, ISS appears to rest its conclusion on the premise that the board has “demonstrated a willingness to work constructively with shareholders” and that Goebel has “committed to step down next year.”

This reasoning is deeply flawed. A willingness by the board to make cosmetic changes under pressure is not evidence of effective governance — it is evidence of entrenchment. And a promise to retire next year only raises the obvious question: If Mr. Goebel is planning to leave anyway, what possible harm could come from accelerating that departure by one year? It is clear to us that the only effect of retaining Mr. Goebel for another year is to allow him to continue exerting the same misguided influence that has destroyed billions of dollars of shareholder value.

ISS Is Sending a Disturbing Message: Failure Is Acceptable

ISS’s susceptibility to this “paint by numbers” defensive approach by a long-tenured and entrenched board should concern market observers. Based on ISS’s conclusion for JACK, it is clear that a board can destroy 80% of shareholder value, preside over a failed acquisition that lost hundreds of millions of dollars, oversee the lowest same-store sales and adjusted EBITDA since the COVID pandemic, cycle through three CEOs and eight CFOs in five years — and still receive ISS’s full support, so long as they reactively add some new directors in response to activist pressure.

ISS is sending a disturbing message that should concern institutional investors: Failure and the destruction of shareholder value are acceptable, and importantly, ISS would support long-tenured entrenched directors as long as they undertake reactive refreshment by granting up to 20% board representation to an investor with less than 5% ownership, instead of constructively engaging with their largest investor. The bigger question is, Why would ISS take such a position?

Glass Lewis Gets It Right, Recommending AGAINST David Goebel

In stark contrast to ISS, Glass Lewis — another leading proxy advisory firm — recommended AGAINST the election of David Goebel, citing “material performance and governance concerns.” Glass Lewis’s analysis demonstrates the kind of rigorous, shareholder-focused approach that the ISS report so clearly lacks:*

“Jack’s performance has been exceptionally poor for an extended period, during which the board has, in lieu of tangible accountability, sidestepped overtly negative measurables, reshuffled familiar senior executives and announced a tepidly received strategic initiative, all in an effort to suggest perpetuation of the status quo is not only beneficial, but fundamentally critical to shareholder value. In succinct terms, we disagree….”

“…Biglari has successfully highlighted a disconcerting strategic, operational and financial track record among long-serving board members who have done little to arrest or, indeed, substantively acknowledge Jack’s persistent decline.”

On accountability: “The board’s determination not to engage with these fact patterns while concurrently claiming its existing membership is critical to delivering shareholder value does not inspire confidence in the board’s willingness to take responsibility for substantial losses suffered by Jack investors.”

On the Del Taco acquisition: “On a Del Taco-focused slide titled ‘Owning the Outcome: Accountability, Action, and the Road Ahead’, Jack states, among other things, that ‘the CEO and CFO that bought Del Taco are gone.’ That framing proves starkly disconcerting, as it implicitly separates the board — which reviewed and unanimously approved the acquisition, but does not seem to see itself as part of the machinery that ‘bought’ Del Taco — from the pointedly adverse consequences of that junket.”

On board refreshment: “Despite evident secular decline and increasingly public concerns regarding Jack’s performance, the board, when settling with GreenWood, determined to add, rather than replace directors… the move signals the board saw no cause to rotate out longer-serving members whose tenures strongly correlate with suboptimal Company strategic execution, questionable capital allocation and substantial market underperformance.”

On Goebel’s record: “Jack has generated TSR of just 23% across Mr. Goebel’s 17-year tenure, during which the Company’s peer composite posted a 2,193.9% gain. Put differently, peers have outpaced Jack by roughly two orders of magnitude during Mr. Goebel’s lengthy tenure.”

Glass Lewis concludes: “We consider opposition to Mr. Goebel’s candidacy represents a reasonably scoped means of communicating clear dissatisfaction with Jack’s deep-set trend line and muted commitment to tangible culpability.”

We Urge All Shareholders to Vote AGAINST the Election of David Goebel

The case for voting against the election of David Goebel is overwhelming and supported by both the ISS report’s own factual findings and the recommendations of Egan-Jones and Glass Lewis. The key reasons are clear:1

•	Catastrophic Value Destruction: Shareholders have lost approximately $1.8 billion — or 80% of the company’s value — in the last five years alone. JACK’s TSR of –68.6% during Goebel’s tenure as chair is a record of abject failure by any measure.
•	Failed Del Taco Acquisition: The board, under Goebel’s leadership, approved the acquisition of Del Taco for $575 million, only to sell it four years later for $115 million — a loss of over $400 million.
•	Deteriorating Operations: Lowest same-store sales and lowest adjusted EBITDA since the COVID pandemic. Five consecutive fiscal years of SSS misses versus consensus. The company has been forced to suspend dividends, close 150–200 stores, and restructure to remain solvent.
•	Chronic Leadership Instability: Three CEOs and eight CFOs in the last five years reflect a board that has failed in one of its most fundamental duties.
•	Entrenched Governance: Long-tenured directors with no restaurant or turnaround experience continue to control all key board committees. Recent board additions were reactive, not proactive, and the board chose to add rather than replace directors.
•	No Credible Plan for Change: Neither JACK nor ISS has explained what David Goebel will do differently in the next one year that he could not do in the prior 17 years. The “JACK on Track” plan has been tepidly received by the market, with median analyst price targets declining approximately 52.5% since its announcement.
•	Egan-Jones Agrees: In recommending AGAINST the election of David Goebel, Egan-Jones notes that “Urgent Change at the Board Level Is Warranted”.
•	Glass Lewis Concurs: Glass Lewis, a leading independent proxy advisory firm, has recommended AGAINST David Goebel, finding that the board has engaged in “performative contrition” rather than tangible accountability.

There is simply no reason to trust that David Goebel can do anything different. He has had 17 years to prove himself, and he has failed. It is time to hold him accountable.

We urge ALL shareholders to vote AGAINST the election of David Goebel at the upcoming annual meeting on February 27, 2026.

If you have already voted your shares, you can still change your vote. Only your last dated vote counts.

* Permission to use quotations from ISS, Glass Lewis, and Egan-Jones was neither sought nor obtained.

Contact: info@saratogaproxy.com

1 Biglari Capital investor presentation dated February 02, 2026, and Biglari Capital’s Rebuttal Presentation, dated February 9, 2026.

SOURCE Biglari Capital Corp.

Additional Information

Biglari has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC to be used to solicit proxies to vote AGAINST Chairman David Goebel in connection with the Annual Meeting. Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to Biglari. These materials and other materials filed by Biglari with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Biglari with the SEC are also available, without charge, by directing a request to Biglari’s proxy solicitor, Saratoga Proxy Consulting, at its toll-free number (888) 368-0379 or via email at info@saratogaproxy.com.